  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.    Entry into a Material Definitive Agreement
Assignment and Assumption of Purchase and Sale Agreement
On November 4, 2015, Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership (the "Amazon SPE"), entered into an assignment and assumption agreement with the Registrant's sponsor related to the potential acquisition of a to-be-built, single-story, Class "A" fulfillment center located in Etna, Ohio and which will be leased in its entirety to Amazon.com.dedc, LLC (the "Amazon property") for a purchase price of approximately $88.9 million, plus closing costs and acquisition fees. Pursuant to the assignment and assumption agreement, the Registrant, through the Amazon SPE, has assumed all of the liabilities and obligations of the sponsor in connection with the purchase and sale agreement related to the Amazon property, which purchase and sale agreement is attached as Exhibit 10.1 hereto.
Acquisition Contingencies
Pursuant to the purchase and sale agreement for the Amazon property, the Registrant will be obligated to purchase the Amazon property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Amazon property generally based upon:

•	the Registrant's ability to raise sufficient proceeds in its public offering and to obtain sufficient amounts of debt or other equity capital on attractive terms to acquire the Amazon property;

•	satisfactory completion of due diligence on the Amazon property and the tenant of the Amazon property;

•	satisfaction of the conditions to the acquisitions in accordance with the purchase and sale agreement; and

•	no material adverse change relating to the Amazon property, the seller of the Amazon property, or certain economic conditions.
There can be no assurance that the acquisition of the Amazon property will be completed. Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Amazon property. Due to the considerable conditions to the consummation of the acquisitions of the Amazon property, the Registrant cannot make any assurances that the closing of the Amazon property is probable.
Item 9.01    Exhibits
(d)     Exhibits.

10.1	Purchase and Sale Agreement for Amazon Property, dated September 25, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: November 9, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary